 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 6, 2017 (November 30, 2017)

ASCENT SOLAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32919	20-3672603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Grant Street Thornton, Colorado		80241
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:    (720) 872-5000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Offering of Secured Convertible Notes

On November 30, 2017, Ascent Solar Technologies, Inc., a Delaware corporation (the “Company”), entered into a note purchase and exchange agreement (the “Note SPA”) with Global Ichiban Ltd (“Investor”), for the private placement of up to $2,000,000 of the Company’s Secured Convertible Promissory Notes (“Notes”).

On November 30, 2017, the Company sold and issued $250,000 principal amount of Notes to Investor in exchange for $250,000 of gross proceeds.

The Company will sell and issue the remaining $1,750,000 principal amount of Notes to Investor in exchange for $1,750,000 of gross proceeds in seven additional monthly tranches scheduled to occur in December 2017 through June 2018.

The issuance and closing of these future tranches of Notes are conditioned upon the Company having an average daily trading volume for its Common Stock of at least $50,000 for the 20 trading day period preceding such future tranche closing dates.

Exchange of Outstanding Securities for Secured Convertible Notes

Pursuant to the terms of the Note SPA, the Company and the Investor also agreed to exchange certain outstanding securities held by Investor for additional Notes. As of November 30, 2017, the Investor surrendered for cancellation (i) its outstanding promissory note dated September 19, 2017 ($3,359,538.57 principal and accrued interest), (ii) its outstanding promissory note dated November 16, 2017 ($252,465.75 principal and accrued interest), and (iii) its 400 shares of outstanding Series J Preferred Stock ($445,222.19 of capital and accrued dividends). In exchange, the Company issued to the Investor $4,057,226.51 aggregate principal amount of additional Notes (the “Exchange Notes”).

Accordingly, as of November 30, 2017, the Company now has (i) an aggregate of $4,307,226.51 principal amount of Notes outstanding and (ii) no shares of Series J Preferred Stock which remain outstanding.

Terms of the Secured Convertible Notes

Of the Notes issued on November 30, 2017, $3,359,538.57 aggregate principal amount will mature on December 15, 2020. Principal and interest on the $3,359,538.57 aggregate principal amount will be payable in 36 equal monthly installments beginning January 15, 2018.

Of the Notes issued on November 30, 2017, $947,687.94 aggregate principal amount will mature on November 30, 2018. Principal and interest on the $947,687.94 aggregate principal amount will be payable in a lump sum on November 30, 2018.

The $1,750,000 aggregate principal amount of Notes to be issued in the future in tranches pursuant to the Note SPA will mature on the first anniversary of the respective issuance date. Principal and interest on such Notes will be payable in a lump sum on the first anniversary of the respective issuance date.

All of the Notes bear interest at a rate of 12% per annum.

The Notes contain standard and customary events of default including but not limited to: (i) failure to make payments when due under the Notes, and (ii) bankruptcy or insolvency of the Company.

All principal and accrued interest on the Notes are convertible at any time, in whole or in part, at the option of the Investor into shares of Common Stock at a variable conversion price equal to the lowest of (i) 85% of the average VWAP for the shares over the prior five trading days, (ii) the closing bid price for the shares on the prior trading day, or (iii) $0.002 per share

The Notes may not be converted and shares of Common Stock may not be issued pursuant to the Notes if, after giving effect to the conversion or issuance, the holder together with its affiliates would beneficially own in excess of 9.99% of the outstanding shares of Common Stock.

The Notes will be secured by a security interest on substantially all of the Company’s assets.

There are no registration rights applicable to the Notes.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
Item 3.02 Unregistered Sales of Equity Securities.
All of the securities described in this Current Report on Form 8-K were or will be offered and sold in reliance upon exemptions from registration pursuant to Section 3(a)(9) and 4(a)(2) under the Securities Act of 1933, as amended (“Securities Act”), and Rule 506 of Regulation D promulgated thereunder. The offerings were made to “accredited investors” (as defined by Rule 501 under the Securities Act).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.

December 6, 2017	By:	/s/ Victor Lee
Name: Victor Lee
Title: Chief Executive Officer